News Release I For Immediate Release
FactSet Reports Solid Results for First Quarter 2021
Revenue increases 6% and EPS rises 8%

NORWALK, Conn., December 21, 2020 - FactSet ("FactSet" or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global provider of integrated financial information, analytical applications, and industry-leading service, today announced results for its first quarter ended November 30, 2020.

First Quarter Fiscal 2021 Highlights

•Revenue increased 5.9%, or $21.5 million, to $388.2 million compared with $366.7 million for the same period in fiscal 2020. The increase is primarily due to higher sales of analytics and content and technology solutions (CTS). Organic revenues grew 5.1% to $386.7 million during the first quarter of fiscal 2021 from the prior year period.
•Annual Subscription Value (ASV) plus professional services was $1.56 billion at November 30, 2020, compared with $1.48 billion at November 30, 2019. The organic growth rate, which excludes the effects of acquisitions, dispositions, and foreign currency movements, was 5.0%. The primary contributors to this growth rate were higher sales in FactSet's research workflow solutions offset by lower sales in wealth and analytics. Please see the “ASV + Professional Services” section of this press release for details.
•Operating margin increased to 31.2% compared with 30.9% for the same period last year. Adjusted operating margin improved to 34.3% compared with 33.9% in the prior year period primarily as a result of reduced employee-related operating expenses due to the coronavirus pandemic.
•Diluted earnings per share (EPS) increased 7.8% to $2.62 compared with $2.43 for the same period in fiscal 2020. Adjusted diluted EPS rose 11.6% to $2.88 compared with $2.58 in the prior year period primarily driven by an improvement in operating results.
•The Company’s effective tax rate for the first quarter increased to 15.8% compared with 13.6% a year ago, primarily due to an income tax benefit from a change in the foreign tax rate in the prior year as well as benefits related to finalizing the Company's tax returns with no similar event for the three months ended November 30, 2020.
•FactSet acquired Truvalue Labs, Inc., a pioneer in AI-driven environmental, social, and governance (ESG) data, in November 2020.
•FactSet reaffirms its annual outlook for fiscal 2021. Please see the “Annual Business Outlook” section of this press release for details.
•As previously disclosed on June 25, 2020, Scott Billeadeau retired from the Company's board of directors effective December 17, 2020. Lee Shavel has been appointed the new chair of FactSet's audit committee.

“We have more conviction in our end markets than we did when we started the fiscal year,” said Phil Snow, FactSet CEO. “Our pipeline remains robust, built on the investments we are making in content and technology. The number and depth of conversations we are having with our largest clients around digital transformation, and how we can help streamline their workflows, position us well as we enter our second quarter.”

News Release I For Immediate Release

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended
	November 30,	November 30,
(In thousands, except per share data)	2020	2019	Change
GAAP revenues	$388,206	$366,658	5.9%
Organic revenues	$386,651	$367,874	5.1%
Operating income	$121,031	$113,186	6.9%
Adjusted operating income	$133,003	$124,722	6.6%
Operating margin	31.2%	30.9%
Adjusted operating margin	34.3%	33.9%
Net income	$101,206	$93,957	7.7%
Adjusted net income	$111,283	$99,655	11.7%
Diluted EPS	$2.62	$2.43	7.8%
Adjusted diluted EPS	$2.88	$2.58	11.6%
* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.

“We continue to execute our plan diligently, with increased productivity and lower discretionary spend helping to fund our investment plans,” said Helen Shan, FactSet CFO. “We remain confident in our ability to deliver on both our annual targets and sustainable shareholder value, even through this period of pandemic uncertainty.”
Annual Subscription Value (ASV) + Professional Services and Segment Revenue
ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients. Professional services are revenues derived from project-based consulting and implementation.
ASV plus professional services was $1,562 million at November 30, 2020. Organic ASV plus professional services was $1,557 million at November 30, 2020, up $74.2 million from the prior year at a growth rate of 5.0%. Organic ASV, which excludes the effects of acquisitions, dispositions, and foreign currency movements, plus professional services, decreased $7.0 million over the last three months.
Buy-side and sell-side ASV growth rates for the first quarter of fiscal 2020 were 5.1% and 4.4%, respectively. Buy-side clients accounted for approximately 84% of organic ASV while the remainder was derived from sell-side firms that perform mergers and acquisitions advisory work, capital markets services, and equity research. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.

ASV from the Americas region was $958.5 million, increasing 5.6% over the prior year period's $907.5 million. Americas revenues for the quarter increased to $244.3 million compared with $231.3 million in the first quarter last year. Excluding the effects of acquisitions and dispositions completed in the last 12 months, the Americas revenue growth rate was 5.6%.
ASV from the EMEA region was $422.0 million, increasing 4.7% over the prior year period's $402.4 million. EMEA revenues were $105.8 million compared with $100.8 million from the first quarter of fiscal 2020. Excluding the effects of acquisitions and dispositions completed in the last 12 months and foreign currency impacts, the EMEA region revenue growth rate was 4.9%.
ASV from the Asia Pacific region was $156.5 million, increasing 9.5% over the prior year period's $143.9 million. Asia Pacific revenues were $38.1 million compared with $34.5 million from the first quarter of fiscal 2020. Excluding the effects of acquisitions

News Release I For Immediate Release
and dispositions completed in the last 12 months and foreign currency impacts, the Asia Pacific revenue growth rate was 10.4%. Segment ASV does not include professional services, which totaled $25.4 million at November 30, 2020.

Operational Highlights – First Quarter Fiscal 2021

◦Client count as of November 30, 2020 was 5,939, a net increase of 64 clients in the past three months, primarily driven by an increase in corporate and wealth management clients. The count includes clients with ASV of $10,000 and above.
◦User count increased by 5,187 to 138,238 in the past three months, primarily driven by an increase in wealth advisory users.
◦Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention was 90%.
◦Employee count was 10,622 as of November 30, 2020, up 7.7% over the last twelve months. Excluding the Truvalue Labs acquisition, headcount grew by 7.3% primarily driven by increased hiring in the Company's sales and content organizations.
◦Net cash provided by operating activities decreased to $89.3 million compared with $95.8 million for the first quarter of 2020. Quarterly free cash flow increased to $70.9 million compared with $69.0 million a year ago, an increase of 2.8%, primarily due to lower capital expenditures.
◦Capital expenditures decreased to $18.3 million, compared with $26.8 million a year ago, primarily due to reduced facilities spend.
◦A regular quarterly dividend of $29.1 million, or $0.77 per share, was paid on December 17, 2020, to holders of record of FactSet’s common stock at the close of business on November 30, 2020.
◦FactSet acquired Truvalue Labs, a San Francisco based company that applies AI-driven technology to over 100,000 unstructured text sources in 13 languages, including news, trade journals, and nongovernmental organizations and industry reports, to provide daily signals that identify positive and negative ESG behavior.
◦The Company launched content and analytics for Danish covered bonds across its distribution channels, including the FactSet workstation. FactSet is working with Scanrate, a leading provider of fixed income software, models, and data for the Danish bond market, to deliver increased coverage of the Danish market.

Share Repurchase Program

FactSet repurchased 131,800 shares of its common stock for $43.1 million at an average price of $327.35 during the first quarter under the Company’s existing share repurchase program. As of December 21, 2020, $216 million is available for share repurchases.

News Release I For Immediate Release
Annual Business Outlook
FactSet provided its outlook for fiscal 2021 on September 24, 2020. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially, particularly with the ongoing uncertainty surrounding the duration, magnitude, and impact of the novel coronavirus pandemic. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.
Fiscal 2021 Expectations
•Organic ASV plus professional services is expected to increase in the range of $55 million and $85 million over fiscal 2020.
•GAAP revenue is expected to be in the range of $1,570 million and $1,585 million.
•GAAP operating margin is expected to be in the range of 29.5% and 30.5%.
•Adjusted operating margin is expected to be in the range of 32.0% and 33.0%.
•FactSet's annual effective tax rate is expected to be in the range of 15.0% and 16.5%.
•GAAP diluted EPS is expected to be in the range of $10.05 and $10.45. Adjusted diluted EPS is expected to be in the range of $10.75 and $11.15.
Both GAAP operating margin and GAAP diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2021. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
The Company will host a conference call today, December 21, 2020, at 11:00 a.m. Eastern Time to discuss its first quarter results. The call will be webcast live at FactSet Investor Relations. The following information is provided for those who would like to participate:

U.S. Participants:	833.726.6487
International Participants:	830.213.7677
Passcode:	9276789

An archived webcast with the accompanying slides will be available at FactSet Investor Relations for one year after the conclusion of the live event. The earnings call transcript will also be available via the FactSet workstation or web. An audio replay of this conference will also be available until December 28, 2020 via the following telephone numbers: 855.859.2056 in the U.S. and 404.537.3406 internationally using passcode 9276789.

News Release I For Immediate Release
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "expects," "believes, " "anticipates," "plans," "intends, " "estimates, " "projects," "should," "indicates," "continues," "may" and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP including revenue, operating income and margin, net income, diluted earnings per share and cash provided by operating activities have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues exclude the effects of acquisitions and dispositions completed in the last 12 months and foreign currency movements in all periods presented. Adjusted operating income and margin, adjusted net income and adjusted diluted earnings per share exclude both intangible asset amortization and non-recurring items. The Company believes that these adjusted financial measures better reflect the underlying economic performance of FactSet.

The GAAP financial measure, cash flows provided by operating activities, has been adjusted for capital expenditures to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it permits investors to view the Company’s performance using the same metric that management uses to gauge progress in achieving its goals and is an indication of cash flow that may be available to fund further investments in future growth initiatives.

About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) delivers superior content, analytics, and flexible technology to help more than 138,000 users see and seize opportunity sooner. We give investment professionals the edge to outperform with informed insights, workflow solutions across the portfolio lifecycle, and industry-leading support from dedicated specialists. We're proud to have been recognized with multiple awards for our analytical and data-driven solutions and repeatedly scored 100 by the Human Rights Campaign® Corporate Equality Index for our LGBTQ+ inclusive policies and practices. Subscribe to our thought leadership blog to get fresh insight delivered daily at insight.factset.com. Learn more at www.factset.com and follow us on Twitter: www.twitter.com/factset.

FactSet
Media & Investor Relations Contact:
Rima Hyder
+1.857.265.7523
rima.hyder@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended
	November 30,	November 30,
(In thousands, except per share data)	2020	2019
Revenues	$388,206	$366,658
Operating expenses
Cost of services	188,088	164,957
Selling, general and administrative	79,087	88,515
Total operating expenses	267,175	253,472

Operating income	121,031	113,186
Other expense
Interest expense, net	(1,029)	(3,131)
Other (expense) income, net	230	(1,314)
Income before income taxes	120,232	108,741

Provision for income taxes	19,026	14,784
Net income	$101,206	$93,957

Diluted earnings per common share	$2.62	$2.43
Diluted weighted average common shares	38,697	38,587

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

	November 30,	August 31,
(In thousands)	2020	2019
ASSETS
Cash and cash equivalents	$560,137	$585,605
Investments	18,166	19,572
Accounts receivable, net of reserves	156,218	155,011
Prepaid taxes	25,908	38,067
Prepaid expenses and other current assets	43,660	43,675
Total current assets	804,089	841,930

Property, equipment, and leasehold improvements, net	135,121	133,102
Goodwill	738,575	709,703
Intangible assets, net	134,896	121,095
Lease right-of-use assets, net	257,591	248,929
Other assets	29,154	28,629
TOTAL ASSETS	$2,099,426	$2,083,388

LIABILITIES
Accounts payable and accrued expenses	$84,738	$82,094
Current lease liabilities	30,954	29,056
Accrued compensation	36,486	81,873
Deferred fees	46,439	53,987
Dividends payable	29,266	29,283
Total current liabilities	227,883	276,293

Long-term debt	575,511	574,354
Deferred taxes	18,444	19,713
Deferred fees	9,147	9,319
Taxes payable	28,795	27,739
Lease liabilities	279,723	272,269
Deferred rent and other non-current liabilities	7,350	7,326
TOTAL LIABILITIES	$1,146,853	$1,187,013

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$952,573	$896,375

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,099,426	$2,083,388

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Three months ended
	November 30,	November 30,
(In thousands)	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$101,206	$93,957
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	15,290	14,390
Amortization of lease right-of-use assets	10,697	10,700
Stock-based compensation expense	11,317	9,814
Deferred income taxes	437	(6,624)
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable, net of reserves	(342)	875
Accounts payable and accrued expenses	2,240	13,165
Accrued compensation	(45,858)	(45,780)
Deferred fees	(9,724)	(6,483)
Taxes payable, net of prepaid taxes	13,302	16,616
Lease liabilities, net	(10,007)	(3,761)
Other, net	718	(1,078)
Net cash provided by operating activities	89,276	95,791

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of business, net of cash and cash equivalents acquired	(41,916)	—
Purchases of property, equipment and leasehold improvements, net of proceeds from dispositions	(18,333)	(26,780)
Purchases of Investments	(250)	(2,620)
Proceeds from maturity or sale of investments	2,177	2,257
Net cash used in investing activities	(58,322)	(27,143)

CASH FLOWS FROM FINANCING ACTIVITIES
Repurchases of common stock	(43,144)	(84,423)
Dividend payments	(29,103)	(27,259)
Proceeds from employee stock plans	17,993	16,727
Other financing, net	(2,123)	—
Net cash used in financing activities	(56,377)	(94,955)

Effect of exchange rate changes on cash and cash equivalents	(45)	2,725
Net (decrease) increase in cash and cash equivalents	(25,468)	(23,582)
Cash and cash equivalents at beginning of period	585,605	359,799
Cash and cash equivalents at end of period	$560,137	$336,217

News Release I For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Revenues

(Unaudited)	Three Months Ended
	November 30,	November 30,
(In thousands)	2020	2019	Change
GAAP revenues	$388,206	$366,658	5.9%
Deferred revenue fair value adjustment (a)	60	1,216
Acquired revenues (b)	(375)	—
Currency impact (c)	(1,240)	—
Organic revenues	$386,651	$367,874	5.1%
(a)The adjustment relates to deferred revenue fair value adjustments from purchase accounting.
(b)Acquired revenues from acquisitions completed within the last 12 months.
(c)The impact from foreign currency movements over the past 12 months.

News Release I For Immediate Release
Operating Income, Margin, Net Income and Diluted EPS

(Unaudited)	Three Months Ended
	November 30,	November 30,
(In thousands, except per share data)	2020	2019	Change
GAAP Operating income	$121,031	$113,186	6.9%
Intangible asset amortization	5,699	5,152
Deferred revenue fair value adjustment	60	1,216
Other non-recurring items (a)	6,213	5,168
Adjusted operating income	$133,003	$124,722	6.6%
Adjusted operating margin (b)	34.3%	33.9%

GAAP Net income	$101,206	$93,957	7.7%
Intangible asset amortization (c)	4,797	4,181
Deferred revenue fair value adjustment (c)	51	987
Other non-recurring items (a)(c)	5,229	4,011
Income tax (expenses) / benefits (d)	—	(3,481)
Adjusted net income	$111,283	$99,655	11.7%

GAAP Diluted earnings per common share	$2.62	$2.43	7.8%
Intangible asset amortization	0.12	0.11
Deferred revenue fair value adjustment	0.00	0.03
Other non-recurring items (a)	0.14	0.10
Income tax (expenses) / benefits (d)	—	(0.09)
Adjusted diluted earnings per common share	$2.88	$2.58	11.6%
Weighted average common shares (Diluted)	38,697	38,587

(a)GAAP operating income in the first quarter of fiscal 2021 was adjusted to exclude $6.2 million of pre-tax net expenses primarily related to professional fees and software development costs associated with the ongoing multi-year investment plan and severance, which reduced net income by $5.2 million and diluted earnings per share by $0.14. GAAP operating income in the first quarter of fiscal 2020 was adjusted to exclude $5.2 million of pre-tax net expenses primarily related to severance, stock-based compensation acceleration, professional fees related to infrastructure upgrade activities, and facilities costs, which reduced net income by $4.0 million and diluted earnings per share by $0.10. The income tax effect related to the other non-recurring items was $1.0 million in the first quarter of fiscal 2021 compared with $1.2 million for the same period in fiscal 2020.
(b)Adjusted operating margin is calculated as adjusted operating income divided by GAAP revenues plus the deferred revenue fair value adjustment.
(c)For purposes of calculating adjusted net income and adjusted diluted earnings per share, intangible asset amortization, deferred revenue fair value adjustments and other non-recurring items were taxed at the annual effective tax rates of 15.8% for fiscal 2021 and 19.0% for fiscal 2020.
(d)GAAP net income in the first quarter of fiscal 2020 was adjusted to exclude $3.5 million or $0.09 per share of income tax benefits primarily related to reserve adjustments and a change in tax rate of a foreign jurisdiction.

News Release I For Immediate Release

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
	Annual Fiscal 2021 Guidance
(In millions, except per share data)	Low end of range	High end of range
GAAP Operating Income	$468	$479
GAAP Operating margin	29.5%	30.5%

Intangible asset amortization (a)	25	25
Other non-recurring items (b)	14	14

Adjusted Operating Income	$507	$518
Adjusted operating margin	32.0%	33.0%

GAAP Net income	$386	$402
Intangible asset amortization (a)	21	21
Other non-recurring items (b)	12	12
Discrete tax items	(5)	(5)
Adjusted net income	$415	$430

GAAP Diluted earnings per common share	$10.05	$10.45
Intangible asset amortization	0.55	0.55
Other non-recurring items	0.30	0.30
Discrete tax items	(0.15)	(0.15)
Adjusted diluted earnings per common share	$10.75	$11.15

(a)The income tax effect related to intangible asset amortization is $4.0 million for the period presented above.
(b)GAAP operating income for the full fiscal 2021 year is adjusted to exclude $14.0 million of pre-tax expenses related to other non-recurring items. The income tax effect related to other non-recurring items is $2.2 million for the period presented above.

Free Cash Flow

(Unaudited)	Three Months Ended
	November 30,	November 30,
(In thousands)	2020	2019	Change
Net cash provided by operating activities	$89,277	$95,791
Capital expenditures	(18,333)	(26,780)
Free cash flow	$70,944	$69,011	2.8%

News Release I For Immediate Release

Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency movements. The numbers below do not include professional services.

	Q1'21	Q4'20	Q3'20	Q2'20	Q1'20	Q4'19	Q3'19	Q2'19
% of ASV from buy-side clients	84.0%	83.8%	84.1%	84.1%	83.9%	83.7%	84.2%	83.9%
% of ASV from sell-side clients	16.0%	16.2%	15.9%	15.9%	16.1%	16.3%	15.8%	16.1%

ASV Growth rate from buy-side clients	5.1%	5.4%	4.8%	4.5%	4.0%	4.8%	5.2%	5.3%
ASV Growth rate from sell-side clients	4.4%	4.6%	5.6%	2.9%	4.0%	6.3%	6.8%	9.2%

The following table presents the calculation of the above-mentioned ASV growth rates from all clients.
(Details may not sum to total due to rounding)

(In millions)	Q1'21	Q1'20
As reported ASV plus Professional Services (a)	$1,562.5	$1,477.9
Currency impact (b)	(0.4)	—
Acquisition ASV (c)	(4.9)	$—
Organic ASV plus Professional Services total	$1,557.2	$1,477.9
Total Organic ASV plus Professional Services growth rate	5.0%

(a)ASV includes $25.4 million and $24.1 million, respectively, in professional services fees as of November 30, 2020 and November 30, 2019, respectively.
(b)The impact from foreign currency movements was excluded above to calculate total organic ASV.
(c)Acquired ASV from acquisitions completed within the last 12 months.